Exhibit 99.1

Photo Release — Otter Tail Corporation Selects Edward J. McIntyre as Permanent President and Chief Executive Officer

FARGO, N.D., Jan. 3, 2012 (GLOBE NEWSWIRE) — Otter Tail Corporation today announced that its Interim CEO, Edward J. “Jim” McIntyre, has been named permanent president and chief executive officer. The company’s board of directors appointed McIntyre as interim CEO in September of 2011. He is a retired vice president and former chief financial officer of Xcel Energy, and has served on Otter Tail Corporation’s board of directors for the past five years. McIntyre retains his seat on the board.

A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11332

“As the search for a new CEO progressed, it became apparent to the board of directors that we already had the right person for the job,” said Nathan Partain, Otter Tail Corporation’s board chair. “The combination of Jim’s extensive background in the energy sector, his detailed knowledge of the whole corporation, and his role in helping to fashion and implement current company strategy made him a perfect fit.”

McIntyre spent nearly 30 years in the utility industry, including 17 years as a senior officer with Northern States Power and its successor company, Xcel Energy. He was also past president and Chief Executive Officer of Northern States Power, Wisconsin.

“I’m grateful for the board of director’s confidence in me, and the support I’ve received from Otter Tail Corporation’s executive team and employees during my time as interim CEO,” said McIntyre. “My experience as interim CEO deepened my appreciation for the significant potential within this company, as well as the strength of its executive leadership,” McIntyre continued. “With our strategic realignment underway, I believe we will ultimately be able to reduce our overall risk profile, enhance our credit metrics and our ability to support the dividend, and capitalize on the utility growth opportunities available to us.”

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and energy services company, wind energy, health services, and infrastructure businesses that include manufacturing, construction and plastics. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

The Otter Tail Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4958

The photo is also available at AP PhotoExpress.

CONTACT:	Media contact:
Michael J. Olsen
Sr. Vice President of Corporate Communications
(701) 451-3580 or (866) 410-8780

Investor contact:
Loren Hanson
Manager of Investor Relations
(218) 739-8481 or (800) 664-1259